Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 16, 2010, relating to the financial statements and financial statement schedule of Power-One, Inc. and the effectiveness of Power-One, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Power-One, Inc. for the year ended January 3, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

March 16, 2010